Exhibit 5.1

	ATTORNEYS AT LAW 4401 Eastgate Mall San Diego, CA 92121-1909 Main 858 550-6000 Fax 858 550-6420	Boulder, CO 303 546-4000 Denver, CO 303 606-4800 Kirkland, WA 425 893-7700
	www.cooley.com	Menlo Park, CA 650 843-5100 Palo Alto, CA 650 843-5000
January 3, 2003 Dendreon Corporation 3005 First Avenue Seattle, Washington 98121	JULIE M. ROBINSON 858 550-6092 robinsonjm@cooley.com	Reston, VA 703 262-8000 San Francisco, CA 415 693-2000

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Dendreon Corporation, a Delaware corporation (the “Company”), of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of up to $75,000,000 of shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”). The Shares are being registered for offering and sale by the Company from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Securities Act Rules”).

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that, at the time of issuance and sale of any Shares, a sufficient number of shares of Common Stock is authorized and reserved or available for issuance pursuant to that issuance and sale of Shares and that the consideration received by the Company for the issuance and sale of such Shares is not, on a per Share basis, less than the par value of the Common Stock and is the entire amount of the consideration for such Shares determined by the Company’s board of directors (the “Board”), including any appropriate committee appointed thereby, and that, prior to any issuance and sale of Shares, the Board, or any appropriate committee appointed thereby, will duly authorize the terms of and the prices at which those Shares are to be issued and sold.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that, with respect to any issuance and sale of Shares, when (i) the Registration Statement, as finally amended, has become effective; (ii) an appropriate prospectus supplement with respect to the Shares being issued and sold has been prepared, delivered and filed in compliance with the Securities Act and the applicable Securities Act Rules; (iii) if the Shares being issued and sold are to be sold pursuant to a purchase, underwriting or similar agreement, such purchase, underwriting or similar agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company; and (iv) the terms of the Shares being issued and sold and of their issuance and sale have been duly established in conformity with the operative

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certificate of incorporation and bylaws of the Company and the Delaware General Corporation Law so as not to violate any applicable law or the operative certificate of incorporation or bylaws of the Company and so as to comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, then the Shares being issued and sold will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/S/    JULIE M. ROBINSON

Julie M. Robinson